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September 24, 1997


Jean-Yves Dexmier
1152 Brown Avenue
Lafayette, CA  94549

Dear Jean-Yves:

We are very pleased that you are considering joining us at Informix Software, Inc. (Company). The purpose of this letter is to set forth our offer of employment. We propose that you begin employment with Informix Software, Inc. in the capacity of Executive Vice President and Chief Financial Officer, reporting to Bob Finocchio, Chairman, President and Chief Executive Officer.

Your salary, computed on an annual basis beginning on the date you become an employee of the Company, will be $350,000 per year and shall be paid in equal semi-monthly installments.

You will also participate in the Executive Incentive Compensation Plan with a target rate of 50% of base salary based upon achievement of corporate objectives, guaranteed for six (6) months from your start date. Plan details will be provided under separate cover.

You will receive a non-qualified stock option under the Informix Corporation Employee Stock Option Plan to acquire 500,000 shares of the common stock of Informix Corporation on terms and conditions to be determined solely by the Board of Directors at the time of the grant. You, of course, will be under no obligation to exercise any stock options which may be granted to you. These options will be protected by the Executive Officer Acceleration Program currently under preparation.

If your employment is terminated by the company within the first twelve (12) months of your employment for other than cause, you will receive, as severance, in accordance with our severance pay practices, an amount equal to one year of base salary plus your Executive Incentive Compensation Plan at target (total target compensation). If you employment is terminated by the company after 12 months of your employment for other than cause, your severance allowance shall be equal to six (6) months of total target compensation, payable in accordance with our severance pay practices.

If there is a change in ownership of the company during the first twelve (12) months of your employment, you will receive a bonus equal to $1,000,000 less any stock option profit realized upon the change in ownership. For the purpose of this provision, stock option profit will be equal to the number of shares vested at the time of the closing of the sale of the company multiplied by the difference in the price of the company's common stock immediately prior to the closing of this transaction and your option price if that difference is positive.

During the first six (6) months of your employment, you will be allowed to continue with your present consulting activities at a rate of one (1) day per week, assuming that these activities pose no conflict of interest with the business of this company. If you avail yourself of this provision, your base salary will be adjusted pro rata based upon the amount of time you spend on these activities.

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Page 2
Jean-Yves Dexmier
September 24, 1997



This offer of employment is contingent upon the following:

- Your signing of the Company's Employee Agreement for Nondisclosure of Confidential Information, in the form attached.

-   Your acceptance of this offer by signing this letter below.

-   Your signing of the enclosed W-4 form.

- Within your first day of employment, you must provide for examination, proof of your legal right to work in the United States and complete the Immigration Form I-9 as required by the U.S. Immigration and Naturalization Service. These include either 1) a U.S. passport, a U.S. certificate of citizenship, a U.S. certificate of naturalization, an unexpired foreign passport with attached employment authorization or an alien registration card with photograph; OR 2) a state driver's license, a state I.D. card, a U.S. military card AND a Social Security card or a U.S. birth certificate.
If you do not have proof of identification on the first day of employment, you will be sent home to obtain the documents. You will not be placed on the payroll until this form is completed by a Company representative. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States within the first three days the Company may terminate your employment. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States.

This offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or the Company at any time for any reason.

As an employee of Informix, you also agree to comply with company policies, procedures and standards of conduct that may be established by the Company.

This offer of employment contains all of the terms and conditions of your employment with the Company and supersedes any and all prior, oral or written representations or agreements made by anyone employed by, or associated with, the Company.

The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by the Vice President of Human Resources or the President of the Company.

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Page 3
Jean-Yves Dexmier
September 24, 1997



I am looking forward to your acceptance of this offer. Please be advised that this offer of employment is valid only to September 29, 1997. Please acknowledge your acceptance by signing and dating this letter and returning it to us before October 3, 1997. In addition, please complete the W-4 form and return it to the Human Resources Department prior to beginning your employment or no later than 3 days after your date of hire. Enclosed for your convenience in making the return is a self-addressed envelope. Please bring your I-9 form, required identification, and Non-Disclosure Agreement with you on your first day of employment for verification and witnessing by your manager.

Sincerely,

INFORMIX SOFTWARE, INC.


Bob Finocchio
Chairman, President and
Chief Executive Officer


Enclosures
1. Non-Disclosure Form
2. I-9 Form
3. W-4
4. Employee Handbook


AGREED ON THE 1stDAY OF October 1997

ANTICIPATED START DATE:  2nd DAY OF October 1997

SIGNED:/s/Jean-Yves Dexmier